STOCK OPTION AGREEMENT
(Under 2012 Incentive Stock Option Plan)

THIS AGREEMENT made as of the • day of • 201__.

BETWEEN:

[NAME AND ADDRESS OF OPTIONEE]

(the “Optionee”)

AND:

CARDERO RESOURCE CORP., a body corporate having its office at Suite 2300 – 1177 West Hastings Street, Vancouver, British Columbia V6E 2K3

(the “Company”)

WHEREAS:

A.

The common shares of the Company are listed on the Toronto Stock Exchange (the “TSX”) and the Company is subject to the regulatory jurisdictions of the TSX and the British Columbia, Alberta and Ontario Securities Commissions (the “Commissions”);

B.

In accordance with the Company’s 2012 Incentive Stock Option Plan (the “2012 Plan”), the Directors of the Company have authorized the granting of options to purchase common shares in the capital stock of the Company to Employees, Officers, Directors (including Non- Employee Directors), Management Company Employees and Consultants of the Company and its Affiliates in order to provide an additional incentive to such persons to participate actively in the success of the Company; and

C.	This Agreement is made and entered into pursuant to and in accordance with the 2012 Plan.

NOW THEREFORE THIS AGREEMENT WITNESSES:

DEFINITION

1.	In this Agreement, all terms used herein and which are defined in the 2012 Plan will have the same meanings as assigned to them in the 2012 Plan.

GRANTING OF OPTION

2.	The Company hereby irrevocably grants to the Optionee a non-assignable, non-transferable option to purchase • Shares (the “Option”) at a price of $• per Share (the “Option Price”).

3.	The Option is not qualified under Section 422 of the United States Internal Revenue Code of 1986, as amended (the “IRS Code”), and is therefore a “non-qualified” stock option for US tax purposes.

4.

Options granted under the 2012 Plan are intended to be exempt from Section 409A (“Section 409A”) of the IRS Code, and the 2012 Plan and this Agreement shall be interpreted and administered accordingly. Notwithstanding anything to the contrary in this Agreement or the 2012 Plan, if the Optionee is a U.S. Holder, the following will apply:

	(a)	no Option Price may be reduced to a price that is less than the greater of:

(i)

the closing price of the Shares on the TSX on the trading day immediately preceding the day on which the Option Price is reduced (provided that if there are no trades on such day then the last closing price within the preceding ten trading days will be used, and if there are no trades within such ten-day period, then the simple average of the bid and ask prices on the trading day immediately preceding the day of Option Price reduction will be used), and

(ii)

the volume weighted average trading price (calculated by dividing the total value by the total volume of Shares traded on the TSX during the relevant period) of the Shares on the TSX for the five (5) trading days immediately prior to the date of Option Price reduction; and

	(b)	any:

		(i)	exchange of Options pursuant to Section 4.4 of the 2012 Plan,

		(ii)	substitution of options pursuant to Section 4.5 of the 2012 Plan,

		(iii)	extension of the Option Period pursuant to Section 8.1 or Section 16 of the 2012 Plan,

		(iv)	adjustment or substitution pursuant to Section 11 of the 2012 Plan, or

		(v)	amendment of the 2012 Plan, any Option or Option Agreement pursuant to Section 16 of the 2012 Plan,

shall be undertaken in a manner that complies with Section 409A and applicable regulations.

5.	“U.S. Holder” shall mean:

	(a)	a citizen or individual resident of the United States as determined for U.S. federal income tax purposes;

	(b)	a corporation (or an entity taxable as a corporation) created or organized under the law of the United States, any state thereof or the District of Columbia;

(c)	an estate, the income of which is subject to U.S. federal income tax without regard to its source; or

(d)	a trust if:

(i)

a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or

(ii) the trust has an election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

TERMINATION OF OPTION

6.	The Option will terminate on the day (the “Termination Date”) which is the earlier of:

	(a)	•; and

	(b)	the day which is [:

(i)

•(•) days after the Optionee ceases to be any of an Employee, Officer, Director (including a Non-Employee Director), Management Company Employee or Consultant of the Company or any of its Affiliates, other than by reason of the death of the Optionee, or

(ii) ]the day which is one (1) year after the death of the Optionee,

subject to any extension thereof as may be required pursuant to section 8.6 of the 2012 Plan.

EXERCISE OF OPTION

7.	The Option, or any part thereof, may be exercised by the Optionee at any time and from time to time, until and including the Termination Date,[If vesting provisions imposed: as follows:

	(a)	as to • Shares, at any time on or after•, 20•;

	(b)	as to an additional • Shares, at any time on or after•, 20•;

	(c)	as to an additional • Shares, at any time on or after•, 20•; and

	(d)	as to the remaining • Shares, at any time on or after•, 20•,]

by notice in writing to the Company to that effect (“Exercise Notice”).

8.	An Exercise Notice will specify the number of Shares with respect to which the Option is then being exercised and will be accompanied by:

(a)

a certified cheque, bank draft or money order in favour of the Company or other form of payment acceptable to the Company in full payment of the Option Price for the number of Shares then being purchased; and

(b)

a certified cheque, bank draft or money order in favour of the Company, or other form of payment acceptable to the Company, in full payment of the withholding tax payable in respect of the particular exercise of the Option (the amount of which will be calculated by the Company in its sole discretion and advised to the Optionee).

9.

An Exercise Notice will be deemed to have been given, if delivered to the head office of the Company from time to time, on the date of delivery, or if mailed, on the fourth (4th ) day after the date of mailing in any post office in Canada. A mailed Exercise Notice will be sent by prepaid registered mail addressed to the Company at its head office from time to time.

DELIVERY OF SHARE CERTIFICATE/EVIDENCE OF DIRECT REGISTRATION

10.	The Company will, within three (3) business days after receipt of an Exercise Notice, deliver to the Optionee either:

	(a)	a certificate representing the number of Shares with respect to which the Option was exercised and issued as of the date of the Exercise Notice; or

(b)

such evidence of the direct registration in the Optionee’s name, as of the date of the Exercise Notice, of the number of Shares with respect to which the Option was exercised in accordance with, and pursuant to, any system of direct registration that may be adopted by the Company.

OPTION ONLY

11.

Nothing herein contained or done pursuant hereto will obligate the Optionee to purchase and/or pay for any Shares, except those Shares in respect of which the Optionee has exercised all or any part of the Option granted hereunder.

12.

The Optionee will not have any rights whatsoever as a shareholder of the Company or the holder of any of the Shares optioned hereunder other than in respect of optioned Shares for which the Optionee has exercised all or any part of the Option granted hereunder and which have been taken up and paid for in full.

INCORPORATION OF TERMS AND CONDITIONS OF PLAN

13.

The Option has been granted in accordance with and subject to the terms and conditions of the 2012 Plan, all of which are incorporated herein by reference as fully as if each and every such term and condition were set forth in this agreement seriatim.

TIME OF THE ESSENCE

14.	Time is and will be of the essence of this agreement.

SUCCESSORS

15.	This agreement will enure to the benefit of and be binding upon the heirs, executors and administrators of the Optionee and the successors and assigns of the Company.

COLLECTION OF PERSONAL INFORMATION

16.

The Optionee acknowledges and consents to the fact the Company is collecting the Optionee’s personal information for the purpose of completing the grant of the Option to the Optionee and obtaining all necessary regulatory acceptances, orders, approvals and consents thereto. The Optionee acknowledges and consents to the Company retaining the personal information for as long as permitted or required by applicable law or business practices. The Optionee further acknowledges and consents to the fact the Company may be required by applicable securities laws, stock exchange rules, and Investment Dealers Association (“IDA”) rules to provide regulatory authorities with any personal information provided by the Optionee respecting him/herself, and further consents to the collection, use and disclosure of any such personal information by any securities regulatory authority or stock exchange or the IDA from time to time including, without limitation, the collection, use and disclosure thereof as set out in the applicable policies of the TSX.

IN WITNESS WHEREOF the parties hereto have caused these presents to be executed as of the day and year first above written.

SIGNED, SEALED and DELIVERED by	)
[NAME OF OPTIONEE] in the presence	)
of:	)
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)
Name	)
)
	)	[NAME OF OPTIONEE]
Address	)
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)
)
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)
Occupation

The Corporate Seal of CARDERO	)
RESOURCE CORP. was hereunto	)
affixed in the presence of:	)
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)
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Authorized Signatory	)	c/s
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Authorized Signatory